Exhibit 5

[Alberto-Culver Letterhead]

November 17, 2006

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Ladies and Gentlemen:

Registration Statement on Form S-8

I am the Senior Vice President, General Counsel and Secretary of Alberto-Culver Company, a Delaware corporation (the “Company”), and have been involved in preparing the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration of shares of common stock, $.01 par value (the “Shares”), of the Company, which may be offered and sold from time to time pursuant to the 2006 Shareholder Value Incentive Plan, the 2006 Stock Option Plan for Non-Employee Directors, the Alberto-Culver 401(k) Savings Plan, the Deferred Compensation Plan for Non-Employee Directors, the Employee Stock Option Plan of 2006, the Management Bonus Plan and the Management Incentive Plan (collectively, the “Plans”). In this connection, I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed it necessary to examine for the purpose of this opinion.

Based on such examination, it is my opinion that the Shares covered by the Registration Statement will, when issued in accordance with the Plans, constitute legally issued, fully paid and non-assessable Shares of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Gary P. Schmidt
Gary P. Schmidt
Senior Vice President, General Counsel and
Secretary